Exhibit 99.1

Aircastle Limited Completes Merger with Affiliates of Marubeni and Mizuho Leasing

STAMFORD, Conn., March 27, 2020 -- Aircastle Limited (NYSE: AYR) (“Aircastle”) today announced that it has completed the previously announced merger with an entity controlled by affiliates of Marubeni Corporation (“Marubeni”) and Mizuho Leasing Company, Limited (“Mizuho Leasing”). The closing of the transaction follows the receipt of regulatory approval from all government authorities required by the merger agreement and approval by Aircastle’s shareholders.

Upon consummation of the merger, pursuant to the terms of the merger agreement, Aircastle became an affiliate company of MM Air Limited, an entity controlled by affiliates of Marubeni and Mizuho Leasing, and Marubeni Aviation Holding Coöperatief U.A. Under the terms of the merger agreement, Aircastle’s shareholders are entitled to receive $32.00 in cash for each common share of Aircastle (other than shares already owned by Marubeni and its affiliates).

“We are pleased to announce the completion of this transaction, which delivers significant value to our shareholders,” said Peter V. Ueberroth, Chairman of the Aircastle Board of Directors. “We are excited to continue our partnership with Marubeni and Mizuho Leasing,” added Michael J. Inglese, Chief Executive Officer of Aircastle.

In connection with the completion of the transaction, Aircastle’s common shares will cease to trade on the New York Stock Exchange and will be delisted.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2019, Aircastle owned and managed on behalf of its joint ventures 287 aircraft leased to 85 customers located in 49 countries.

Contacts:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations Tel: +1-203-504-1063 fconstantinople@aircastle.com	Leon Berman Tel: +1-212-477-8438 lberman@igbir.com

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements.

All statements, other than historical facts, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations can be found in Aircastle’s reports filed with the Securities and Exchange Commission (the “SEC”), including Aircastle’s 2019 Annual Report on Form 10-K, which are available on the SEC’s Web site (www.sec.gov).

In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this document. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.